VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”), by and between Energous Corporation, a Delaware corporation (the “Company”), and Hanbit Electronics Co. Ltd. and its affiliates (the “Investor”) is entered into as of this 7th day of March, 2014.

WHEREAS, concurrently with the execution of this Agreement, the Investor is entering a Stock Purchase Agreement with the Company (the “Stock Purchase Agreement”) pursuant to which the Investor is acquiring 840,000 shares of the Company’s common stock (the “Subject Shares”);

WHEREAS, the parties hereto have agreed that, effective immediately, the Investor will vote all of the Subject Shares in accordance with the recommendation of the Company’s board of directors (the “Board”) on any matters brought before the Company’s stockholders at a meeting of the Company’s stockholders or approval by written consent of the Company’s stockholders; and

WHEREAS, as a condition and inducement to the willingness of the Company to enter into the Stock Purchase Agreement, the Company has required that the Investor enter into this Agreement, and the Investor desires to enter into this Agreement to induce the Company to enter into the Stock Purchase Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.           Agreement to Vote. The Investor agrees to vote all of the Subject Shares in accordance with the recommendation of the Board on any matters brought before the Company’s stockholders at a meeting of the Company’s stockholders or approval by written consent of the Company’s stockholders.

2.           Grant of Proxy. Upon the failure of the Investor to vote the Subject Shares in accordance with the terms of this Agreement within five (5) days of the Company’s written request for such vote, the Investor hereby appoints and constitutes the Chairman of the Company’s Board of Directors as the attorney and proxy of such party with the full power of substitution and resubstitution, to the full extent of such party’s rights, with respect to the Subject Shares, which proxy (the “Proxy”) shall be irrevocable until this Agreement terminates pursuant to its terms or until this Section 2 of this Agreement is amended to remove such party’s grant of proxy in accordance with Section 5 hereof, to vote all Subject Shares then held by the Investor in the manner provided herein. The parties agree that the Proxy is coupled with an interest and is given to secure the performance of each party’s duties under this Agreement.

3.           Successors in Interest.

(a)          The provisions of this Agreement shall be binding upon the successors in interest to any of the Subject Shares held by the Investor and its successors and assigns. The Company shall not permit the transfer of any of the securities on its books or issue new certificates representing any such securities to an affiliate of the Investor unless and until the person(s) to whom such shares are to be transferred shall have executed a written agreement, substantially in the form of this Agreement, pursuant to which such person becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such person was a party hereunder. However, after the period of the lockup up agreement executed by the parties this provision will not apply to transfers of securities on an open market sale.

(b)          Each certificate representing the Subject Shares shall bear a legend reading as follows:

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO THE TERMS OF A VOTING AGREEMENT (A COPY OF WHICH MAY BE OBTAINED WITHOUT CHARGE FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THE VOTING AGREEMENT.”

(c)          At any time after the termination of this Agreement in accordance with Section 4, any holder of a stock certificate legended pursuant to this Section 3 may surrender such certificate to the Company for removal of the legend, and the Company will duly reissue a new certificate without the legend.

4.           Termination. This Agreement shall terminate upon the earliest to occur of:

(a)          the thirteen (13) month anniversary of the completion date of the Company’s initial public offering of its Common Stock under the Securities Act of 1933, as amended;

(b)          The sale of all or substantially all of the assets of the Company;

(c)          The closing of an acquisition of the Company by another corporation or entity by a consolidation or merger in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the corporation or other entity surviving such transaction;

(d)          upon mutual agreement of such parties as would be required to amend this Agreement; and

(e)          the liquidation, dissolution or winding up of the Company.

5.           Amendments and Waivers. Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by the Company and the Investor. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the party against whom the enforcement of such waiver, discharge or termination is sought.

6.           Enforceability/Severability. The parties hereto agree that each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. If any provision of this Agreement shall nevertheless be held to be prohibited by or invalid under applicable law, (a) such provision shall be invalid only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and (b) the parties shall, to the extent permissible by applicable law, amend this Agreement so as to make effective and enforceable the intent of this Agreement.

7.           Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any other party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach. All remedies, either under this Agreement, by law, or otherwise afforded to parties hereunder, shall be cumulative and not alternative.

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8.           Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed by and construed under the laws of the State of Delaware without regard to principles of conflict of laws.

9.           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.         Successors and Assigns. This Agreement shall not be assignable or otherwise transferable by a party without the prior written consent of the other party, and any attempt to so assign or otherwise transfer this Agreement without such consent shall be void and of no effect. The provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.

11.         Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or forty-eight (48) hours after being deposited with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by written notice to the other parties.

12.         Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein. Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement.

13.         Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party hereunder, upon any breach, default or noncompliance under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring.

14.         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.         Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year hereinabove first written.

COMPANY:

ENERGOUS CORPORATION

By:	/s/ Stephen R. Rizzone

Name: Stephen R. Rizzone

Title: President and CEO

Address:

303 Ray Street
Pleasanton, CA, 94566
Attn: Stephen R. Rizzone

INVESTOR:

HANBIT ELECTRONICS CO. LTD.

By:	/s/ Sang Young Lee

Name: Sang Young Lee

Title: Chairman

Address:

494, Gajang-ro, Gajang-dong
Osan-si, Gyeonggi-do Korea